EXHIBIT F



               [Letterhead of Reid & Priest LLP]



                                               New York, New York
                                               October 20, 1995



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Dear Sirs:

           We are familiar with (A) the Declaration on Form U-1 (File No. 70-8149), as amended, filed with the Securities and Exchange Commission under the Public Utility Holding Company Act of 1935, as amended, by Entergy Corporation ("Entergy") contemplating the proposed borrowings by Entergy from time to time pursuant to a credit agreement with various banks, (B) the Securities and Exchange Commission's Order, dated July 27, 1995, permitting to become effective the Declaration, as amended, with respect to the foregoing matters, and (C) the subsequent execution by Entergy of the Credit Agreement, dated as of October 10, 1995, among Entergy, the Banks named therein and Citibank, N.A., as Agent and the issuance by Entergy of promissory notes ("Notes") in connection therewith (the "Transactions"). We are counsel for Entergy and are of the opinion that:

          (1) Entergy is a corporation duly organized and validly existing under the laws of the State of Delaware.
(2)
          (2) The Transactions have been consummated in accordance with the Declaration, as amended, and the Order of the Securities and Exchange Commission with respect thereto.

           (3) All state laws that relate or are applicable to the participation by Entergy in the Transactions have been complied with.

           (4) The Notes are valid and binding obligations of Entergy enforceable in accordance with their terms, except as limited by bankruptcy, insolvency or other laws affecting the enforcement of creditors' rights generally.

           (5) The consummation of the Transactions by Entergy has not violated the legal rights of the holders of any securities issued by Entergy or any associate company thereof.

           We are members of the New York Bar and do not hold ourselves out as experts on the laws of any other state, although we have made a study of the laws of other states insofar as they are involved in the conclusions stated herein.

           Our consent is hereby given to the filing of this opinion as an exhibit to the Certificate pursuant to Rule 24.

                              Very truly yours,

                              /s/ REID & PRIEST LLP

                              REID & PRIEST LLP